EXHIBIT 10.2


                                                               [CONFORMED COPY]

                       ADMINISTRATION SERVICES AGREEMENT


This AGREEMENT effective on the   1st  day of  May, 2001

BETWEEN  H.J. Heinz Company (Contractor)

AND Heinz Finance Company (Operating Company)

WITNESSETH:

WHEREAS Operating company is engaged in the business of performing banking and treasury functions predominately in the U.S. and

WHEREAS Contractor has established offices in U.S. with the object of rendering global management, financial and accounting services, to affiliated companies; and

WHEREAS Contractor is operating on a cost basis under which Contractor is to recover the entire amount of its net expenses with respect to its services; and

WHEREAS Contractor is willing to provide and the Operating Company wishes to recieve financial management services and the use of Contractors facilities;

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:


ARTICLE 1

As a result of its global experience and outlook on worldwide markets, Contractor shall provide to Operating Company advice and assistance needed by Operating Company in investment programs and finance.

Such advice and assistance shall include, but shall not be limited to:

a) Provision of advice and support the development and/or purchase of new investments, new machinery and equipment, and plant location studies,

b) Provision of advice on regional investment incentives and developments that could affect Operating Company's long range planning

c) Provision of advice and assistance in employee compensation and benefit policies, overseas and specialist recruitment and training appropriate to Operating Company's needs,

d) Assistance in engaging and evaluating independent outside specialists, as may be available in Operating Company's home country or elsewhere, for particular requirements of Operating Company,

e) Assistance in international financial and government negotiations in connection with financing of Operating Company,

f) Assistance in appraisal of international financial matters such as currency risks, banking relationships, relative borrowing attractiveness, and alternative borrowing opportunities and, the Operating Company hereby authorizes Heinz to enter into any agreements in connection with the foregoing on behalf of in the name of, the Operating Company, including, without limitation, the power and authority to enter into various interest rate and currency hedging arrangements (including, without limitation, swaps, futures, options, caps, collars and foreign exchange contracts),

g)   Assistance with banking and financial markets...credit availability, etc.

h) Assistance in consultation in the securing of insurance coverage for the plant equipment and business risks.

All services set out in this Article are hereinafter referred to as "Administration Services".

ARTICLE 2:

Contractor will provide use of its office space and administrative facility to Operating Company .

ARTICLE 3:

At the end of each month, Contractor shall forward an invoice containing 1/12th (monthly amount) of the amount of Operating Company's budgeted prorata share of net expenses to be paid for the current fiscal year as determined under Article 4 below. As the payment of rent and associated charges, are payable one month in advance, payment for the first month of expenses upon impementation of this agreement will be adjusted accordingly. Within 30 days of the end of each month during the fiscal year, Operating Company shall pay to Contractor such monthly amount. As soon as practicable after the close of the fiscal year, any difference between the total monthly amount payments made by Operating Company and their prorata share of actual net expenses, as determined under Article 5 below, shall be adjusted and shall be settled by prompt payment to the appropriate party within 30 days of notice.

ARTICLE 4:

In determining the net expenses to be charged to Operating Company under this Agreement, the following methodologies shall be used:

     1. Rent, building services, identifiable utilities and tennant requests shall be allocated on the pro-rated basis of square footage used by Operaing Company and square footage used by Contractor providing services to Operating Company.

     2. Equipment charges of $100 per month for the rental of shared office equipment including but not limited to copy and printing equipment.

     3. Co-mingled fees and other expenses invoiced by third parties benefiting both Operating Comapany and Contractor will be pro-rated on an agreed that has a direct relationship to the expense incurred.

     4. Salary of Contractor's Corporate Treasurer will be allocated based upon the ratio of 50% of total salary and costs of employment.

ARTICLE 5:

All amounts due under this Agreement shall be paid in U.S. dollars unless otherwise agreed.

ARTICLE 6:

     6.1 Operating Company, or a mutually agreed public accountant at Contractor's discretion, shall have access at all reasonable times to the accounts and records maintained by Contractor that are relevant to the determination of the amounts charged for services rendered under this Agreement.

     6.2 Contractor or a mutually agreed public accountant at the Operating Company's discretion, shall have access at all reasonable times to the accounts and records of Operating Company which are relevant to charges under this Agreement.

     6.3 Any controversies arising with regard to the propriety of accounting practices and accounting treatment of cost allocation under this Agreement should be resolved in the first instance by mutual agreement of the parties hereto and in case of further disagreement by:

ARTICLE 7:

This Agreement shall remainin effect until terminated by either party. Such termination shall be given bynot less than 30 days notice in writing, expiring on the in any year.

ARTICLE 8:

The laws of the United States of America shall govern this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representatives as follows:

BY:  /s/ Paul F. Renne
         Paul F. Renne
         H.J. Heinz Company


BY:  /s/ Leonard A. Cullo, Jr.

         Leonard A. Cullo Jr.
         Heinz Finance Company